Exhibit 99.1

Newstec, Inc.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

For Six Months Ending June 30, 2005 and 2004

NEWSTEC, INC.

UNAUDITED CONDENSED BALANCE SHEETS

JUNE 30, 2005 AND DECEMBER 31, 2004

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$262,559	$278,392
Accounts receivable, net	838,217	360,561
Inventories	3,398,605	3,857,635
Prepaid expenses and other current assets	338,303	132,815
Total current assets	4,837,684	4,629,403

Property, plant and equipment, net	41,463	54,470
Total Assets	$4,879,147	$4,683,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$762,163	$706,942
Accounts payable	621,298	957,566
Deferred revenues	4,580,933	4,134,461
Other accrued liabilities	295,720	953,972
Total current liabilities	6,260,114	6,752,941

Long-term debt, net of current portion	18,518	23,066

Total liabilities	6,278,632	6,776,007

Shareholders’ Deficit:
Common stock – par value $.01 per share (100 shares issued and Outstanding)	1	1
Additional paid-in capital	9,999	9,999
Accumulated deficit	(1,409,485)	(2,102,134)
	(1,399,485)	(2,092,134)
Total Liabilities and Shareholders’ Deficit	$4,879,147	$4,683,873

See accompanying notes to the condensed financial statements.

NEWSTEC, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	June 30, 2005	June 30, 2004

Net sales	$5,100,272	$3,319,864
Cost of sales	(4,213,398)	(2,512,517)

Gross profit	886,874	807,347

Selling, general and administrative expenses	(753,316)	(845,473)

Operating income (loss)	133,558	(38,126)

Other income (expense), net:	559,091	390,903

Net income	$692,649	$352,777

See accompanying notes to the condensed financial statements.

NEWSTEC, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	June 30, 2005	June 30, 2004
Cash provided by operations:
Net income	$692,649	$352,777

Reconciliation of net income to net cash
(used in) provided by operations:

Depreciation	13,007	12,727

Changes in operational assets and liabilities:
Accounts receivable	(477,656)	303,220
Inventories	459,030	(665,739)
Prepaid expenses and other assets	(205,488)	(106,654)
Accounts payable and other accrued liabilities	(994,520)	88,802
Deferred Revenue	446,472	212,562
Net cash (used in) provided by operations	(66,506)	197,695

Cash flows from investing activities:
Capital expenditures	—	(1,566)
Net cash used in investing activities	—	(1,566)

Cash flows from financing activities:
Net borrowing (repayment) of related party notes payable	55,000	(213,000)
Repayment of automobile loan	(4,327)	(3,425)
Net cash provided by (used in) financing activities	50,673	(216,425)

(Decrease) increase in cash and cash equivalents	(15,833)	(20,297)

Cash and cash equivalents, beginning of year	278,392	428,624

Cash and cash equivalents, end of period	$262,559	$408,328

See accompanying notes to the condensed financial statements.

NEWSTEC, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of Newstec, Inc. The accompanying unaudited condensed consolidated financial statements have been prepared on a basis consistent with that used as of and for the year ended December 31, 2004 and, in the opinion of management, reflect all adjustments (principally consisting of normal recurring accruals) considered necessary to present fairly the financial position of Newstec, Inc. as of June 30, 2005 and the results of its operations and cash flows for the six months ended June 30, 2004. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full year ending December 31, 2004. These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements. The unaudited condensed consolidated balance sheet at December 31, 2004 was derived from audited financial statements, but is not accompanied by all disclosures required by generally accepted accounting principles.

Note 2 – REVENUE RECOGNITION

Revenue Recognition - Revenue is recognized when all significant obligations have been satisfied and collection of the resulting accounts receivable is reasonably assured. Revenue from the sale of standard stand-alone equipment without installation service is recognized upon delivery according to contractual terms and is recorded net of discounts. Revenue from complex equipment or installation arrangements is recognized using the unit of delivery method under SOP 81-1 in accordance with contractual terms (typically customer acceptance) and is recorded net of discounts. Cost and profitability estimates are revised periodically based on changes in circumstances. Estimated losses on such contracts are recognized immediately.

Note 3 – INVENTORIES

Inventory also includes equipment shipped to customers but not yet recognized as a sale because the equipment and installation services are complex. The Company will recognize the sales and cost of sales for this equipment when installation services are complete and collection of the resulting receivable is reasonably assured. Components of inventory as of June 30, 2005 December 31, 2004 were as follows:

	June 30, 2005	December 31, 2004
Raw Materials	$1,099,321	$1,066,394
Work in process	644,016	406,788
Subtotal	1,743,337	1,473,182
Shipped, not recognized	1,655,268	2,384,453

Total	$3,398,605	$3,857,635

Note 4 – LEASES

The Company leases its premises under an operating lease. At June 30, 2005, the minimum future lease obligation under this long term lease obligation is as follows:

2005	$66,496
2006	23,070
$89,566

Note 5 – LONG-TERM DEBT

Long-term debt consisted of the following as of June 30, 2005 and December 31, 2004:

	June 30, 2005	December 31, 2004
Unsecured Related Party Notes Payable, due on demand. Interest is payable at LIBOR plus 1%	$753,160	$698,160
4.99% automobile loan, principal and interest due monthly through July 2008	27,521	31,848
	780,681	730,008
Less: current portion	(762,163)	(706,942)

Long term notes payable	$18,518	$23,066

Note 6 – RELATED PARTY TRANSACTIONS

The Company acquired an unsecured loan from relatives of the Company’s shareholders. The note payable totaling $753,160 and $698,160 at June 30, 2005 and December 31, 2004, respectively, is due on demand and generates interest at LIBOR plus 1%.

During 1999, 2000 and 2002, the Company purchased parts and used equipment totaling approximately $828,000 from National Inserting Systems (“NIS”), a company owned by relatives of the Company’s shareholders. The parts and used equipment were used to manufacture rebuilt equipment sold to customers. In 2004, NIS forgave the remaining balance owed by the Company of $392,110, and the Company recorded the forgiveness as a component of other income.

During 2003 and 2004, salaries for certain key employees of the Company were paid by Connor’s Management, Inc. (CMI), a company owned by relatives of the Company’s shareholders. The salaries were charged back to the Company through management fees totaling $446,000 and $333,724 in 2004 and 2003, respectively. Amounts due CMI at December 31, 2004 totaled $565,738 and were included in other liabilities. In February 2005, CMI forgave indebtedness totaling $565,738 and the Company recorded the forgiveness as a component of other income.

Note 7 – SUBSEQUENT EVENTS

In August 2005, all of the outstanding common stock of the Company was acquired by Quipp, Inc. (“Quipp”), a company that manufactures post-press material handling equipment. Quipp paid approximately $4,025,000 in cash and provided to the Company shareholders the opportunity to receive additional consideration totaling $650,000 in Quipp stock, based on criteria specified in the agreement. As a result of the transaction, the Company became a wholly-owned subsidiary of Quipp, Inc.